As filed with the Securities and Exchange Commission on June 29, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNIVISION COMMUNICATIONS INC.

Delaware	95-4398884
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067
(310) 556-7676
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C. Douglas Kranwinkle
Executive Vice President and General Counsel
Univision Communications Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067
(310) 556-7676
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Allison M. Keller
O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, California 90067
(310) 553-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $.01	1,804,000 shares	$32.12(1)	$57,944,480.00(1)	$6,201

(1)             Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices reported for Univision Communications Inc. Class A common stock in the consolidated reporting system of the New York Stock Exchange on June 26, 2006.

PROSPECTUS

1,804,000 Shares of Class A Common Stock

This prospectus relates to 1,804,000 shares of Class A common stock, par value $.01, of Univision Communications Inc. (“Univision”) issued to certain stockholders of Univision (the “Selling Securityholders”). The Class A common stock is being registered for sale by the Selling Securityholders.

Univision Class A common stock is quoted on the New York Stock Exchange under the symbol “UVN.”  The last reported sale price of Univision Class A common stock on June 28, 2006 was $33.71 per share.

Unvision will not receive any proceeds from the sale by the Selling Securityholders of the Class A common stock. Other than selling commissions and fees and stock transfer taxes, Univision will pay all expenses of the registration of the Class A common stock.

Investing in the Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus as well as the risk factors set forth in our Quarterly Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006 incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Univision is not making any representation to any purchaser of the Class A common stock regarding the legality of an investment in the common stock by such purchaser under any legal investment or similar laws or regulations.

WHERE YOU CAN FIND MORE INFORMATION

Univision files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the SEC, in accordance with the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document Univision files at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Univision’s SEC filings are also available to the public from the SEC’s web site at: http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Univision is “incorporating by reference” into this prospectus certain information Univision files with the SEC, which means that Univision is disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information modified or superseded by information contained directly in this prospectus. This prospectus incorporates by reference Univision’s Annual Report on Form 10-K for the year ended December 31, 2005, Univision’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, Current Reports on Form 8-K filed February 1, 2006, March 22, 2006, March 23, 2006, April 25, 2006, May 25, 2006, June 27, 2006 and June 28, 2006, and Univision’s proxy statement relating to its 2006 annual meeting of stockholders, each of which Univision previously filed with the SEC. These reports contain important information about Univision and its finances.

All documents that Univision files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or calling Univision at the following address or telephone number: Investor Relations Department, Univision Communications Inc., 1999 Avenue of the Stars, Suite 3050, Los Angeles, CA 90067, (310) 556-7676. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained within this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “could,” “would,” “expect,” “believe,” “plan,” “estimate,” “potential,” “anticipate” or the negative of these terms, and similar expressions intended to identify forward-looking statements.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Also, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in “Risk Factors” contained in, or incorporated by reference into, this prospectus.

SUMMARY

You should read the following summary together with the more detailed information regarding Univision and the Class A  common stock  offered hereby, including “risk factors” and our consolidated financial statements and related notes, included elsewhere and incorporated by reference in this prospectus. Marks used herein are the property of their respective owners, which includes us in some instances. This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you.

Throughout this prospectus, the terms “Univision,” “Company,” “we,” “us” and “our” refer to the parent company (Univision Communications Inc.) and the subsidiaries through which our various businesses are conducted, unless context otherwise requires.

The Company

Univision is the leading Spanish-language media company in the United States. The Company operates in four business segments: Television; Radio; Music; and Internet. The Company’s principal business segment is television, which consists primarily of the Univision and TeleFutura national broadcast networks, the Company’s owned and/or operated television stations and the Galavisión cable television network. Univision Radio is the largest Spanish-language radio broadcasting company in the United States. The Company’s music recording and music publishing business, launched in April 2001, includes the Univision Records, Fonovisa Records, La Calle Records and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies. Univision Online, Inc. operates the Company’s Internet portal, Univision.com, which provides Spanish-language content directed at Hispanics in the U.S., Mexico and Latin America.

Our principal executive office is located at 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067. Our telephone number is (310) 556-7676. To find out how to obtain more information regarding us and our business, you should read the section of this prospectus entitled “Where You Can Find More Information.” You may also visit our website at http://www.univision.net, although the information on our website is not part of this prospectus.

Class A Common Stock

This prospectus may be used by the Selling Securityholders to sell up to 1,804,000 shares of Class A common stock of Univision, issuable upon the exercise of options granted to Mr. Cahill and Mr. John G. Perenchio by one of Mr. A. Jerrold Perenchio’s wholly-owned companies for services to that company.

Risk Factors

See “Risk Factors” and other information in, or incorporated by reference into, this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A common stock.

RISK FACTORS

Before investing in our Class A common stock, you should carefully consider the following risk factors and the other information included, incorporated, or deemed incorporated by reference in this prospectus. Additional risks of which we are not presently aware or which we currently believe are immaterial may also adversely affect our business operations or financial performance.

Our shares of Class A common stock (including the shares being offered) have much less voting power than shares of our Class P common stock and, as a result, the holders of shares of our Class A common stock will have no ability to affect the outcome of most corporate matters, and this in turn may cause our Class A common stock to trade at a discount.

Each share of our Class A common stock entitles the holder to one vote per share. However, our Class P common stock, all of which is held by Mr. A. Jerrold Perenchio, our Chairman and Chief Executive Officer, entitles its holder to ten votes per share. As a result of such voting rights, Mr. Perenchio controls all matters submitted to our stockholders for vote (subject to supermajority board approvals and subject to class voting required by law), including the election of all of our directors except two, proxy contests, mergers, transactions that could give our stockholders the opportunity to realize a premium over the then prevailing market price for their shares of common stock, and other transactions that stockholders might view favorably. Our Class A stockholders (including the purchasers of the Class A shares being offered hereby) will have no control over any of the foregoing matters, and this may cause our shares of Class A common stock to trade at a discounted price to where they might otherwise trade.

We may issue preferred stock with terms that could adversely affect the voting power or value of our Class A common stock.

Our certificate of incorporation authorizes us to issue, from time to time, without further stockholder approval (but subject to applicable stock exchange rules and a negative covenant in the merger agreement Univision executed on June 26, 2006 for the sale of the Company), shares of preferred stock in one or more series, having such preferences, powers and other rights as our board of directors may determine. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or upon the happening of specified events, or we might grant holders of preferred stock the right to veto specified transactions. Similarly, we might provide the preferred stock with preferences over our common stock with respect to dividends and distributions, liquidations, or redemptions. These rights and preferences could adversely affect the residual value or the voting power of the common stock.

We have no plans to pay dividends on our Class A common stock, and you therefore likely will not receive funds without selling your shares.

We have no plans to pay dividends on our Class A common stock in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions (including a negative covenant in the merger agreement Univision executed on June 26, 2006 for the sale of the Company) applying to the payment of dividends, and other considerations that our board of directors deems relevant. Accordingly, you likely will have to sell some or all of your shares of common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell your shares.

The market price of our Class A common stock could decrease.

We or our existing stockholders may sell additional shares of our Class A common stock in the future (subject to a negative covenant in the merger agreement Univision executed on June 26, 2006 for the sale of the Company). For example, certain of our stockholders hold registration rights which could allow those holders to sell their shares freely through a registration statement filed under the Securities Act of 1933, as amended. In addition, some of our stockholders hold warrants to purchase additional shares of Class A common stock. Issuances of a substantial number of shares after this offering, or the possibility that these sales may occur, could cause the market price for our Class A common stock to decline or could make it more difficult for us to sell our Class A common stock or other equity securities in the future. In addition, if the merger agreement announced on June 26, 2006 is terminated for any reason, our stock price could decrease and be volatile.

USE OF PROCEEDS

The Selling Securityholders will receive all the proceeds from the sale of the Class A common stock sold under this prospectus. We will not receive any proceeds from the sale of these securities.

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the stock, you should refer to the provisions of our certificate of incorporation and bylaws.

Our certificate of incorporation authorizes us to issue 1,040,000,000 shares of our common stock, par value $0.01 per share, consisting of 800 million shares of Class A common stock, 96 million shares of Class P common stock, 48 million shares of Class T common stock, and 96 million shares of Class V common stock, and ten million shares of preferred stock, par value $0.01 per share. No other classes of capital stock are authorized under our certificate of incorporation. As of June 19, 2006, Univision’s issued and outstanding common stock consisted of 237,519,303 shares of Class A common stock. In addition, as of such date, there were outstanding 36,962,390 shares of Class P common stock all of which are beneficially owned by Mr. Perenchio, 13,593,034 shares of Class T common stock all of which are beneficially owned by Grupo Televisa S.A. (which we refer to as Televisa), and 17,837,164 shares of Class V common stock all of which are beneficially owned by Venevision International Corporation (which we refer to as Venevision).

Our bylaws provide for a floating number of directors on the Board of Directors between eight and 11; the number at the present time is fixed at ten although there are only eight directors currently in office. Univision’s certificate of incorporation provides for three classes of directors: Class A/P directors, a Class T director and a Class V director.

Common Stock

Class A Common Stock.   Holders of Class A common stock are entitled to receive dividends as may from time to time be declared by the board of directors out of legally available funds. Holders of Class A common stock are entitled to one vote per share held on all matters on which they are entitled to vote. The holders of the Class A common stock voting together with the holders of the Class P common stock (and, under certain circumstances, the Class V or Class T common stock) elect the Class A/P directors. The Class A common stock has no preemptive, conversion, redemption or sinking funds rights. If Univision liquidates, dissolves or winds up, holders of Class A common stock are entitled to share with all other holders of any class of common stock ratably in Univision’s assets remaining after the payment of all liabilities and the liquidation preference of any outstanding preferred stock.

Class P Common Stock.   Holders of Class P common stock are entitled to the same rights, privileges and preferences as holders of the Class A common stock, except that holders of Class P common stock are generally entitled to ten votes per share held on all matters on which they are entitled to vote. If at any time Mr. Perenchio is incapacitated, the holders of the Class P common stock will only be entitled to one vote per share held. Each share of Class P common stock is convertible at the option of its holder into one share of Class A common stock. Each share of Class P common stock converts automatically into one share of Class A common stock upon its sale to a person that is not a permitted transferee of Mr. Perenchio, the death of Mr. Perenchio or if Mr. Perenchio and his permitted transferees cease to own beneficially at least 26,486,084 shares (as adjusted for stock splits and similar transactions) of Class P common stock.

Class T and V Common Stock.   Holders of the Class T and Class V common stock are entitled to the same rights, privileges, and preferences as the holders of the Class A common stock, with three exceptions. First, unless the holders of Class T common stock and Class V common stock own fewer than 13,578,083 shares (as adjusted for stock splits and similar transactions) of their respective classes or have relinquished their special voting rights, they each have the right to elect one director and one alternate director. Second, while they maintain their special voting rights, holders of the Class T common stock and Class V common stock each have the right to vote as a separate class on matters which would adversely affect the special rights of that class. Third, each share of Class T common stock converts automatically into one share of Class A common stock upon its sale to a person that is not a permitted transferee of Televisa. Similarly, each share of Class V common stock converts automatically into one share of Class A common stock upon its sale to a person that is not a permitted transferee of Venevision.

Holders of common stock may receive dividends only when the Univision board of directors declares them, and Univision’s bylaws, credit agreement and the merger agreement Univision executed on June 26, 2006 for the sale of the Company further restrict its ability to pay dividends. In addition, so long as warrants for Class T or Class V common stock are outstanding, Univision cannot pay any non-stock dividend without obtaining the approval of the directors elected by the Class T or Class V common stock, as applicable, unless the warrant holders may receive on a current basis dividends as if the shares underlying the warrants were outstanding.

Provisions of our Certificate of Incorporation and Bylaws Relating to Foreign Ownership of Common Stock

Our certificate of incorporation contains provisions designed to assist us in complying with the provisions of the Communications Act of 1934, as amended, and any regulations promulgated thereunder (which we refer to as the Communications Act), regulating the ownership of broadcasting companies by aliens. The following is a summary of these provisions of our certificate of incorporation and bylaws.

Under the Communications Act, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by non-United States citizens or their representatives, by foreign governments or their representatives, or by non-United States corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. The FCC has interpreted this provision to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation. The FCC has rarely if ever made such an affirmative finding.

To monitor our compliance with this provision, our certificate of incorporation requires us to implement the procedures described in this paragraph. We must maintain separate stock records for alien stockholders and non-alien stockholders, and, other than shares held by Televisa or Venevision or either’s affiliates, we must place the legend “Foreign Share Certificate” on each certificate representing shares of stock owned, voted or otherwise controlled by an alien and the legend “Domestic Share Certificate” on each other certificate. Any holder (other than Televisa or Venevision or either’s affiliates) of shares represented by a Domestic Share Certificate must, if such shares are owned, voted or otherwise controlled by an alien, deliver such certificate to us to be replaced by a Foreign Share Certificate. Any holder (other than Televisa or Venevision or either’s affiliates) of a Foreign Share Certificate representing shares that are not owned, voted or otherwise controlled by an alien, may deliver such Foreign Share Certificate to us (along with an appropriate affidavit) to be replaced by a Domestic Share Certificate. Under our certificate of incorporation, we determine, by vote of our board or in conformity with regulations prescribed by our board, whether any shares are owned, voted or otherwise controlled by an alien and whether any affidavit is false.

Under our certificate of incorporation, we can redeem any of our shares held by a “disqualified holder” (as defined below) to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by us or any of our subsidiaries if the license or franchise requires some or all of its stockholders to meet certain qualifications. The redemption price will equal the lesser of the “fair market value” (as defined below) of the shares or, if the disqualified holder purchased the stock within one year of the redemption date, the disqualified holder’s purchase price for the shares.

Our certificate of incorporation also authorizes us to adopt such other provisions that we deem necessary or desirable to avoid violation of the alien ownership provisions of the Communications Act.

Important Definitions:

A “disqualified holder” is any holder (other than Televisa or Venevision) of our stock whose holding of such stock, either individually or when taken together with the holding of shares of any class or series of our stock by any other holders, may result, in the judgment of our board, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by us or any of our subsidiaries to conduct any portion of our business.

The “fair market value” of a share of any class or series of our stock means the average closing price for such a share for each of the 45 most recent days on which shares of stock of such class or series were traded preceding the day on which notice of redemption is given, except that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, then the fair market value is as determined by our board in good faith.

Bylaws Supermajority Voting Provisions

Subject to certain exceptions contained in our bylaws, we cannot without the approval of our board of directors including, in addition to any other required vote, the affirmative vote of the Class T and Class V director, so long as such directors are serving:

•       merge or consolidate, enter into a business combination with, sell all or substantially all of its assets to, or otherwise reorganize with or into one or more entities other than a wholly-owned subsidiary of ours; provided, however, if the transaction is approved by a majority of our board and at least 60% of all shares outstanding entitled to vote (treating all shares as having a single vote), then the approval of neither the Class T director nor the Class V director will be required; provided, further, however, that the approval of the Class T director or the Class V director (as applicable) will be required if the powers, privileges or rights of the holders of the Class T or Class V common stock would be adversely affected in the transaction (other than with respect to a transaction in which our stockholders hold less than 50% of the voting power of the surviving entity);

•       pay any dividend (other than stock splits or similar events) or make any distribution including by way of redemption or repurchase of securities (other than open market purchases of Class A common stock other than from our affiliates); provided, however, that the approval of the Class T director will not be required when no warrants to purchase Class T common stock are outstanding, and the approval of the Class V director will not be required when no warrants to purchase Class V common stock are outstanding, provided, further, however, that the approval of neither the Class T director nor the Class V director will be required if the FCC makes certain rulings related to dividends or if we receive a satisfactory legal opinion regarding certain FCC rules related to dividends;

•       dissolve, liquidate or terminate; provided, however, if the transaction is approved by a majority of our board and at least 60% of all shares outstanding entitled to vote (treating all shares as having a single vote), then the approval of neither the Class T director nor the Class V director will be required;

•       issue (other than in a merger or similar transaction, and other than to underwriters in a public offering) shares having more than 10% of the votes of our then outstanding Class A common stock;

•       issue shares with more than one vote per share or otherwise having special voting rights (except that we can issue shares that permit the holders to elect a director so long as the vote of the director is not required in addition to any other required vote of all of the directors);

•       issue shares that would lead to a change of control of us;

•       issue shares to any stockholder, group or affiliate that already controls us;

•       enter into any transaction with Mr. Perenchio or certain of his related persons or affiliates, subject to certain limitations; or

•       amend any of the foregoing, or increase the maximum number of directors to 12 or more.

Subject to certain exceptions contained in our bylaws, we cannot without the approval of our board including, in addition to any other required board vote of directors, the affirmative vote of the Class T or Class V director, so long as such directors are serving:

•       dispose of any interest in the Univision Network, Galavision Network, Telefutura Network, or any television station affiliated with the Univision Network or Telefutura Network that broadcasts in any of the top 15 Hispanic markets in the United States, subject to certain specified exceptions; or

•       after reasonable inquiry, knowingly hire after December 19, 2001 for compensation of $100,000 or more any person who is (or was within the previous two and one half year period) an employee or independent contractor of Televisa, Venevision or either of their affiliates.

Anti-Takeover Effects

Section 203 of the General Corporation Law of the State of Delaware prohibits Delaware corporations such as us from engaging in a wide range of specified transactions with any interested stockholder for three years after the time the person becomes an interested stockholder, subject to certain specified exceptions. An interested stockholder is generally defined as any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of the voting power of the outstanding shares of any class or series of stock permitted to vote generally in the election of directors.

Section 203, in addition to the provisions of our certificate of incorporation and bylaws summarized above, may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including attempts that might result in a premium over the market price for the shares held by stockholders.

THE SELLING SECURITYHOLDERS

The following table sets forth information with respect to the Selling Securityholders and the respective common stock beneficially owned by each Selling Securityholder that may be offered under this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the Selling Securityholders’ interests. The information is based on information that has been provided to us by or on behalf of the Selling Securityholders. The table below indicates the position, office or other material relationship each Selling Securityholder has, or within the past three years has had, with us or any of our predecessors or affiliates. Because the Selling Securityholders may from time to time use this prospectus to offer all or some portion of the common stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any Selling Securityholders upon termination of any particular offering or sale under this prospectus. We also cannot advise you as to whether the Selling Securityholders will in fact sell any or all of  the shares of common stock listed next to their names below. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table below. Information concerning the Selling Securityholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

For the purposes of the following table, the number of shares of our Class A common stock beneficially owned has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a Selling Securityholder has sole or shared voting power or investment power and also any shares which that Selling Securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

		Number of Shares of Class A Common Stock
Selling Securityholder	Position or Office Held	Beneficially Owned Prior to the Offering		Percent of Common Stock Outstanding(1)	Offered Hereby
Robert V. Cahill	Vice Chairman and Secretary(2)	1,336,000	(3)	*	1,336,000
John G. Perenchio	Director(2)	468,000	(3)	*	468,000
Total		1,804,000		*	1,804,000

(1)           Assumes that the Class P, Class T and Class V common stock outstanding are converted into Class A common stock on a share for share basis since this may be done at any time in accordance with their respective terms.

(2)           Each of Mr. Cahill and Mr. Perenchio holds or has held director and/or officer positions with various entities that are A. Jerrold Perenchio’s affiliates, some of which transact or have transacted business with the Company or hold shares of the Company’s Class P common stock. The holders of the Class P common stock have generally 10 votes per share on all matters on which they are entitled to vote, meaning that, as of June 26, 2006, they had approximately 58% of the aggregate voting power of all classes of our common stock in most circumstances, assuming no exercise of options or warrants. Mr. Perenchio is the son of A. Jerrold Perenchio.

(3)           Common stock owned by Mr. A. Jerrold Perenchio includes 1,804,000 shares subject to employee stock options that are fully exercisable for Class A common stock and were granted to Mr. Cahill and Mr. John G. Perenchio by one of Mr. A. Jerrold Perenchio’s wholly-owned companies, which options were granted for services to that company. Mr. Cahill owns a fully exercisable employee stock option to purchase 1,336,000 shares of Class A common stock. Mr. John G. Perenchio owns a fully exercisable employee stock option to purchase 468,000 shares of Class A common stock.

*                     Represents less than one percent.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of our Class A common stock offered by this prospectus. The Class A common stock offered by this prospectus may be sold from time to time to purchasers:

•       directly by the Selling Securityholders, or

•       through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Class A common stock offered by this prospectus.

The aggregate proceeds to the Selling Securityholders from the sale of the Class A common stock offered by this prospectus will be the purchase price paid for such securities, less discounts and commissions, if any. Each Selling Securityholder reserves the right to accept and, together with its agent from time to time, reject, in whole or in part any proposed purchase of Class A common stock to be made directly or through agents.

The Selling Securityholders and any such broker-dealers or agents who participate in the distribution of the Class A common stock offered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of such securities by the Selling Securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is deemed to be an underwriter, such Selling Securityholder may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If any Selling Securityholder is deemed to be an underwriter, such Selling Securityholder will also be subject to the prospectus delivery requirements of the Securities Act.

If the shares of Class A common stock are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The shares of Class A common stock may be sold in one or more transactions at:

•       fixed prices,

•       prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

•       varying prices determined at the time of sale, or

•       negotiated prices.

These sales may be effected in transactions:

•       on any national securities exchange or quotation service on which the common stock  may be listed or quoted at the time of the sale, including the New York Stock Exchange,

•       in the over-the-counter market,

•       in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

•       through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. If any such method of distribution takes the form of an underwritten offering, the selection of the underwriter by the Selling Securityholders shall be subject to the consent of Univision, which consent shall not be unreasonably withheld.

In connection with sales of the Class A common stock offered by this prospectus or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Class A common stock in the course of hedging their positions. The Selling Securityholders may also sell the Class A common stock short and deliver Class A common stock to close out short positions, or loan or pledge Class A common stock to broker-dealers that in turn may sell the Class A common stock.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the distribution of the Class A common stock offered hereby. The Selling Securityholders might not sell any or all of the Class A common stock offered by it using this prospectus. The Selling Securityholders might instead transfer, devise or gift any Class A common stock by other means not described in this prospectus. In addition, any shares of Class A common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The Selling Securityholders and any other person participating in a distribution of Class A common stock offered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Class A common stock by the Selling Securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Class A common stock to engage in market-making activities with respect to the Class A common stock being distributed for a period of time prior to the commencement of such distribution. This may affect the marketability of the Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the Class A common stock.

Each of Univision and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

Other than selling commissions and fees and stock transfer fees, we have agreed to pay all of the expenses of the registration of the Class A common stock.

We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.

LEGAL MATTERS

O’Melveny & Myers LLP will pass upon the validity of the Class A common stock offered hereby as well as certain other legal matters.

EXPERTS

The consolidated financial statements of Univision Communications Inc. appearing in its Annual Report (Form 10-K) for the year ended December 31, 2005, including the schedule appearing therein, and the Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

The following are the expenses incurred in connection with the issuance of the Class A common stock. We will pay all of these expenses. All amounts are estimates, except the SEC registration fee.

SEC registration fee	$6,201
Printing and engraving costs	1,000
Legal fees and expenses	20,000
Accounting fees and expenses	10,000
Transfer Agent and Registrar	1,000
Miscellaneous expenses	799
Total	$39,000

Item 15.   Indemnification of Directors and Officers

Our certificate of incorporation provides that our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by the General Corporation Law of the State of Delaware. Under Delaware law, liability of a director may not be limited (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (d) for any transaction from which the director derives an improper personal benefit. The effect of these provisions of our certificate of incorporation is to eliminate the rights of us and our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (a) through (d) above. This provision does not limit or eliminate our or our stockholders’ right to seek nonmonetary relief, such as an injunction or rescission, upon a breach of a director’s duty of care.

In our certificate of incorporation, we have also agreed to indemnify our directors, officers, employees and agents to the maximum extent provided by applicable law against all costs, liabilities and other losses actually and reasonably incurred or suffered by them arising out of their capacity as a director, officer, employee or agent of us or any other corporation for which we request them to serve as a director, officer, employee or agent. Our directors, officers, employees and agents are also entitled to an advance of expenses to the maximum extent authorized or permitted by law in advance of the final disposition of any proceeding, subject to, to the extent required by applicable law, the receipt of an undertaking to repay the advancement if the person is ultimately determined to be not entitled to be indemnified.

Any repeal or limitation of our ability to provide indemnification as described above may not diminish any of their indemnification rights with respect to actions, suits or proceedings relating to transactions or facts occurring before the modification or repeal.

We maintain insurance policies for our directors and officers against certain liabilities arising out of their capacity as our director or officer. In addition, we have entered into an indemnification agreement with each of our officers and directors with respect to losses arising out of their capacity as director or officer, and it is anticipated that similar agreements may be entered into, from time to time, with our future directors and officers.

Item 16.   Exhibits

Exhibit Number
5.1	Opinion of O’Melveny & Myers LLP
23.1	Consent of O’Melveny & Myers LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney(1)

(1)          Included on signature pages hereto.

Item 17.   Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    if the registrant is relying on Rule 430B:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Univision Communications Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 29, 2006.

UNIVISION COMMUNICATIONS INC.
By:	/s/ A. JERROLD PERENCHIO
A. Jerrold Perenchio
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Andrew W. Hobson, C. Douglas Kranwinkle and Peter H. Lori, severally not jointly, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on dates indicated.

Signature	Title	Date
/s/ A. JERROLD PERENCHIO	Chairman of the Board and Chief Executive Officer	June 29, 2006
A. Jerrold Perenchio	(Principal Officer)
/s/ ANDREW W. HOBSON	Chief Financial Officer	June 29, 2006
Andrew W. Hobson
/s/ PETER H. LORI	Corporate Controller and Chief Accounting Officer	June 29, 2006
Peter H. Lori
/s/ ANTHONY CASSARA	Director	June 29, 2006
Anthony Cassara
Director
Gustavo A. Cisneros

Signature	Title	Date
/s/ HAROLD GABA	Director	June 29, 2006
Harold Gaba
/s/ ALAN F. HORN	Director	June 29, 2006
Alan F. Horn
/s/ MICHAEL O. JOHNSON	Director	June 29, 2006
Michael O. Johnson
Director
Ricardo Maldonado Yañez
/s/ JOHN G. PERENCHIO	Director	June 29, 2006
John G. Perenchio
/s/ RAY RODRIGUEZ	Director	June 29, 2006
Ray Rodriguez
Director
McHenry T. Tichenor, Jr.

EXHIBIT INDEX

Exhibits

Exhibit Number
5.1	Opinion of O’Melveny & Myers LLP
23.1	Consent of O’Melveny & Myers LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney(1)

(1)          Included on signature pages hereto.